As filed with the Securities and Exchange Commission on December 18, 2006
Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

WORLD ACCEPTANCE CORPORATION
(Exact name of registrant, as specified in its charter)

South Carolina	57-0425114
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
108 Frederick Street
Greenville, South Carolina 29607
(864) 298-9800
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Judson K. Chapin, III
Vice President, Secretary and General Counsel
World Acceptance Corporation
108 Frederick Street
Greenville, South Carolina 29607
(864) 298-9800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Stephen M. Lynch
Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
(704) 377-8355

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering.   ☐ ____________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐ ____________
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
3.00% Convertible Senior Subordinated Notes Due 2011	$110,000,000(1)	100%(3)	$110,000,000(3)	$11,770
Common stock, no par value(4)	1,762,519(5)	N/A	N/A	N/A

(1)	Represents the aggregate principal amount of 3.00% Convertible Senior Subordinated Notes due 2011 sold by the registrant in a private placement on October 10, 2006.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3)	Exclusive of accrued interest, if any.

(4)	The registrant will receive no consideration upon conversion of the notes. Therefore, pursuant to Rule 457(i), no filing fee is required with respect to the shares of common stock registered hereby.

(5)	The number of shares of common stock to be registered represents the maximum number of shares originally issuable upon conversion of the notes being registered under this registration statement. Pursuant to Rule 416(b) under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of common stock in the event of a stock split, stock dividend or other similar transaction.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

3.00% Convertible Senior Subordinated Notes Due 2011
1,762,519 Common Shares
     The notes and shares of our common stock to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See “Selling Security Holders” beginning on page 19. We will not receive any of the proceeds from the sale by the selling security holders of these securities.
     The notes bear interest at the rate of 3.00% per year. Interest on the notes is payable on April 1 and October 1 of each year, beginning on April 1, 2007. The notes will mature on October 1, 2011.
     Holders may convert their notes at their option prior to the close of business on the business day immediately preceding July 1, 2011 only under the following circumstances: (1) during any fiscal quarter commencing after December 31, 2006, if the last reported sale price of the common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 120% of the applicable conversion price on such last trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or (3) upon the occurrence of specified corporate events. On and after July 1, 2011 until the close of business on the third business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay cash up to the principal amount of notes converted and deliver shares of our common stock to the extent the daily conversion value exceeds the proportionate principal amount based on a 30 trading-day observation period.
     The initial conversion rate is 16.0229 shares of our common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $ 62.41 per share of common stock. The conversion rate is subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances.
     We may not redeem the notes. If we undergo a fundamental change, holders may require us to purchase the notes at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date. We will pay cash for all notes so purchased.
     The notes are our direct, senior subordinated, unsecured obligations and rank equally with all our existing and future senior subordinated debt, senior to all our existing and future subordinated debt and junior to all our existing and future senior debt. The notes are structurally junior to the liabilities of our subsidiaries.
     The notes are not listed on any securities exchange. The notes are eligible for trading on The PORTAL Market. Our common stock is listed on the Nasdaq Global Select Market under the symbol “WRLD.” The last reported sale price of our common stock on the Nasdaq Global Select Market on December 15, 2006 was $45.81 per share.
     The selling security holders may sell the securities offered by this prospectus from time to time on any exchange on which the securities are listed on terms to be negotiated with buyers. They may also sell the securities in private sales or through dealers or agents. The selling security holders may sell the securities at prevailing market prices or at prices negotiated with buyers. The selling security holders will be responsible for any commissions due to brokers, dealers or agents. We will pay all expenses of the registration of the notes and the common stock and certain other expenses as set forth in the registration rights agreement described in this prospectus.
     Investing in the notes or in our common stock involves risks. See “Risk factors” beginning on page 8.
     Offering Price: 100% plus accrued interest, if any, from October 10, 2006
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 18, 2006.

Exhibit 5
Exhibit 12
Exhibit 23.2
Exhibit 24.1
Exhibit 24.2
Exhibit 24.3
Exhibit 24.4
Exhibit 24.5
Exhibit 24.6
Exhibit 25.1

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. This means the securities described in this prospectus may be offered and sold using this prospectus from time to time as described in the “Plan of Distribution” beginning on page 54. You should carefully read this prospectus and the information described under the heading “Where You Can Find More Information” beginning on page 56. Under no circumstances should the delivery to you of this prospectus, or any offering or sales made pursuant to this prospectus, suggest to you that the information contained in this prospectus is correct as of any time after the date of this prospectus shown on the cover page.

PROSPECTUS SUMMARY
     This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the notes or our common stock. For a more complete understanding of our company and this offering, we encourage you to read this entire document, including “Risk factors,” the financial information included in or incorporated by reference in this prospectus and the documents to which we have referred.
     All references to a fiscal year refer to our fiscal year ended March 31 of such year. For example, “fiscal 2006” refers to our fiscal year ended March 31, 2006.
World Acceptance Corporation
General
     We are one of the nation’s largest small-loan consumer finance companies, operating 678 offices in South Carolina, Georgia, Texas, Oklahoma, Louisiana, Tennessee, Illinois, Missouri, New Mexico, Kentucky, Alabama and Mexico as of September 30, 2006. We generally serve individuals with limited access to other sources of consumer credit from banks, savings and loans, other consumer finance businesses and credit card lenders and generally offer standardized installment loans of between $130 to $3,000. In addition to short-term small loans, medium-term larger loans, related credit insurance and ancillary products and services to individuals, we also offer income tax return preparation services and refund anticipation loans through a third-party bank to our customers and others.
     Small-loan consumer finance companies operate in a highly structured regulatory environment. Consumer loan offices are individually licensed under state laws, which, in many states, establish allowable interest rates, fees and other charges on small loans made to consumers and maximum principal amounts and maturities of these loans. We believe that virtually all participants in the small-loan consumer finance industry charge the maximum rates permitted under applicable state laws in those states with interest rate limitations.
     The small-loan consumer finance industry is a highly fragmented segment of the consumer lending industry. Small-loan consumer finance companies generally make loans to individuals of up to $1,000 with maturities of one year or less. These companies approve loans on the basis of the personal creditworthiness of their customers and maintain close contact with borrowers to encourage the repayment or refinancing of loans. By contrast, commercial banks, savings and loans and other consumer finance businesses typically make loans of more than $1,000 with maturities of more than one year. Those financial institutions generally approve consumer loans on the security of qualifying personal property pledged as collateral or impose more stringent credit requirements than those of small-loan consumer finance companies. As a result of their higher credit standards and specific collateral requirements, commercial banks, savings and loans and other consumer finance businesses typically charge lower interest rates and fees and experience lower delinquency and charge-off rates than do small-loan consumer finance companies. Small-loan consumer finance companies generally charge higher interest rates and fees to compensate for the greater credit risk of delinquencies and charge-offs and increased loan administration and collection costs.
Growth and expansion
     From March 31, 2001 to March 31, 2006, our gross loans receivable have increased at a 14.6% annual compounded rate from $210.9 million to $416.3 million. The increase reflects both the higher volume of loans generated through our existing offices and the contribution of loans generated from new offices opened or acquired over that period. During this same five-year period, we have expanded from 420 offices to 620 offices, with an additional 58 net new offices added during the six months ended September 30, 2006. During the fiscal year ended March 31, 2006, we opened 38 new offices and purchased 25 other offices and 22 offices were closed, merged into other existing offices, or sold due to their inability to grow to profitable levels. During the first half of fiscal 2007, we opened 57 new offices, acquired five offices and closed four non-performing offices. In October 2006, we acquired assets, consisting primarily of loans receivable, from Titan Financial Group, II, LLC and certain of its affiliated companies of Titan, related to 69 office locations across Georgia and South Carolina. We expect to keep open 39 of the 69 Titan offices and consolidate the remaining Titan offices into our existing operations. In addition, we plan to open or acquire at least 50 new offices in fiscal 2008 by increasing the number of offices in our existing market areas and in new states where we believe demographic profiles and state regulations are attractive. Any expansion into new states depends upon our ability to obtain necessary regulatory approvals and licenses, and we cannot provide any assurance that we will be able to obtain any such approvals or consents. Our expansion is also dependent upon our ability to identify attractive locations for new offices and to hire suitable personnel to staff, manage and supervise new offices. We also seek to identify new products and services for marketing to our customer base, however, we cannot provide assurance that new products or services will be identified.
Loan operations
     At September 30, 2006, we operated the following number of loan offices in the following states: Texas—181; Georgia—75; South Carolina—70; Tennessee—71; Oklahoma—62; Kentucky—45; Missouri—43; Illinois—39; Alabama—30; Louisiana—28; and New Mexico—26. At September 30, 2006, we also operated eight offices in Mexico. In each location in which we operate, we offer loans that are standardized by amount and maturity in an effort to reduce documentation and related processing costs. All of our loans are payable in monthly installments with terms of four to 36 months, and all loans are prepayable at any time without penalty. In fiscal 2006, our average originated loan size and term were approximately $841 and nine months, respectively. In many of the jurisdictions in which we operate, state laws regulate lending terms, including the maximum loan amounts and interest rates and the types and maximum amounts of fees, insurance premiums and other costs that may be charged. Specific allowable charges vary by jurisdiction and, consistent with industry practice, where regulations establish maximum rates, we generally charge the maximum rates allowable under applicable state law. As of March 31, 2006, the annual percentage rates on loans offered by us, which include interest, fees and other charges as calculated for the purposes of federal consumer loan disclosure requirements, ranged from 30% to 215% depending on the loan size, maturity and the state in which the loan is made.
     We make loans to individuals on the basis of the customer’s discretionary income and other factors and in amounts that the customer can reasonably be expected to repay from that income. All of our new customers are required to complete standardized credit applications in person or by telephone at our local offices. Each of our local offices is equipped to perform immediate background, employment and credit checks and approve loan applications promptly, often while the customer waits. Substantially all of our new customers are required to submit a listing of personal property that will be pledged as collateral to secure the loan, but we do not rely on the value of this collateral in the loan approval process and generally do not perfect our security interest in the collateral. Accordingly, if a customer were to default in the repayment of the loan, we may not be able to recover the outstanding loan balance by resorting to the sale of collateral. We generally approve less than 50% of applications for loans to new customers.
     In fiscal 2006, approximately 85.5% of our loans were generated through the refinancing of outstanding loans and the origination of new loans to previous customers. A refinancing represents a new loan transaction with a present customer in which a portion of the new loan proceeds is used to repay the balance of an existing loan and the remaining portion is advanced to the customer. We actively market the opportunity to refinance existing loans prior to maturity, thereby increasing the amount borrowed and increasing the fees and other income realized.
     Our highest loan demand occurs generally from October through December, our third fiscal quarter. Loan demand is generally lowest and loan repayment highest from January to March, our fourth fiscal quarter. Consequently, we experience significant seasonal fluctuations in our operating results and cash needs. Operating results from our third fiscal quarter are generally lower than in other quarters and operating results for our fourth fiscal quarter are generally higher than in other quarters.
Insurance-related operations
     As an agent for an unaffiliated insurance company, we market and sell to our loan customers credit life, credit accident and health, credit property, and unemployment insurance in connection with its loans in states where the sale of such insurance is permitted by law, and we earn a commission from the sale of this insurance. Credit insurance policies provide for the payment of the outstanding balance of our loan upon the occurrence of an insured event. The commissions that we earn on the sale of credit insurance is based in part on the claims experience of the insurance company on policies sold by us on its behalf. Our wholly-owned, captive insurance subsidiary reinsures a portion of the credit insurance sold in connection with loans we make. Certain coverages currently sold by us on behalf of the unaffiliated insurance carrier are ceded by the carrier to our captive insurance subsidiary, providing us with an additional source of income derived from the earned reinsurance premiums. In fiscal 2006, our captive insurance subsidiary reinsured approximately 3.4% of the credit insurance sold by us and contributed approximately $252,150 to our total revenues.
Other products and services
     In Georgia, Tennessee, New Mexico, Texas, Alabama and Missouri, we offer our “World Class Buying Club” at our loan offices. Borrowers participating in this program can purchase certain electronic products, appliances and other products from a catalog available at a branch office or by direct mail and can finance the purchase on a retail installment sales contract financed by us. Products sold through this program are shipped directly by the suppliers to our customers and, accordingly, we are not required to maintain any inventory to support the program. We maintain a small inventory of these items at each of our branch offices offering this program, since having certain items on hand has enhanced sales. We do not offer this program in the other states due to regulatory restrictions.
     We market automobile club memberships to our borrowers in Georgia, Tennessee, New Mexico, Alabama and Kentucky as an agent for an unaffiliated automobile club. Club memberships entitle members to automobile breakdown and towing reimbursement and related services. We receive a commission on each membership sold, but have no responsibility for administering the club, paying benefits or providing services to club members.
     We also offer income tax return preparation, electronic filing and access to refund anticipation loans at all but a few of our loan offices. In fiscal 2006, we prepared approximately 57,000 returns and generated associated net revenues of approximately $7.6 million. We offer tax preparation services to our existing loan customer base, as well as to non-loan customers.
Data processing operations
     Our operations employ a proprietary data processing software package developed by our ParaData Financial Systems subsidiary, which enables us to fully automate all loan account processing and collection reporting. The system also provides significantly enhanced management information and control capabilities. ParaData provides data processing systems to 115 separate finance companies, including us, and currently supports over 1,325 individual branch offices in 45 states and Mexico. ParaData’s revenue is highly dependent upon its ability to attract new customers, which often requires substantial lead time, and as a result its revenue may fluctuate greatly from year to year. During fiscal 2006, its net revenues from system sales and support amounted to $2.3 million, approximately the same as in fiscal 2005.
Competition
     The small-loan consumer finance industry is highly fragmented, with numerous competitors. The majority of our competitors are independent operators with fewer than 20 offices. Competition from nationwide consumer finance businesses is limited because these companies typically do not make loans of less than $1,000.

     Our principal executive offices are located at 108 Frederick Street, Greenville, South Carolina 29607 and our telephone number is (864) 298-9800. Our common stock is listed on the Nasdaq Global Select Market under the symbol “WRLD.” We maintain an Internet website at www.worldacceptance.com; however, the information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus and in the documents incorporated by reference into this prospectus when making a decision whether to invest in the securities offered by this prospectus.

The Offering
     This prospectus covers the resale of up to $110,000,000 aggregate principal amount of the notes and the indeterminate number of shares of our common stock issuable upon conversion of the notes plus an indeterminate number of shares of our common stock issuable upon conversion of the notes by means of adjustment of the conversion price pursuant to the terms of the notes. We issued and sold a total of $110,000,000 aggregate principal amount of the notes on October 10, 2006 in private placements to J.P. Morgan Securities Inc., Jeffries & Company, Inc. and BMO Capital Markets Corp. (the “initial purchasers”). The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	World Acceptance Corporation, a South Carolina corporation.

Selling Security Holders	The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus, in any supplement to this prospectus or in any document incorporated by reference into this prospectus. See “Selling Security Holders”.

Securities	$110,000,000 principal amount of 3.00% Convertible Senior Subordinated Notes due 2011 and shares of common stock issued upon conversion thereof.

Maturity Date	October 1, 2011, unless earlier converted or repurchased.

Interest	3.00% per year. Interest accrues from October 10, 2006 and is payable semiannually in arrears on April 1 and October 1 of each year, beginning April 1, 2007.

Conversion rights	Holders may convert their notes prior to the close of business on the business day immediately preceding July 1, 2011, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:

•	during any fiscal quarter commencing after December 31, 2006, if the last reported sale price of the common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 120% of the applicable conversion price on such last trading day;

•	during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or

•	upon the occurrence of specified corporate transactions described under “Description of notes—Conversion rights.”

On and after July 1, 2011 to (and including) the close of business on the third business day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is 16.0229 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $62.41 per share), subject to adjustment as described in this prospectus.

Upon conversion, we will pay cash up to the principal amount of the notes converted and shares of our common stock to the extent the daily conversion value (as described herein) exceeds the proportionate principal amount, based on a 30 trading-day observation period. See “Description of notes—Conversion rights—Payment upon conversion.”

In addition, following certain corporate transactions that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction upon conversion in certain circumstances as described under “Description of notes—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of common stock issued to you upon conversion.

Fundamental change	If we undergo a “fundamental change” (as defined in this prospectus under “Description of notes—Fundamental change permits holders to require us to purchase notes”), subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date. We will pay cash for all notes so purchased.

Ranking	The notes are our direct, senior subordinated, unsecured obligations and rank equally in right of payment with all our existing and future unsecured senior subordinated debt, senior in right of payment to all our existing and future subordinated debt and junior to all our existing and future senior debt. The indenture does not limit the amount of debt that we or our subsidiaries may incur. The notes effectively rank junior to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The notes are structurally junior to all liabilities, including trade payables, of our subsidiaries.

No Proceeds	We will not receive any proceeds from the sale by any selling security holder of the notes or our common stock issuable upon conversion of the notes.

Book-entry form	The notes have been issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

United States federal income tax
consequences	You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of a taxable dividend distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. For Non-United States Holders (as defined herein) this deemed distribution may be subject to U.S. federal withholding requirements. See “Material U.S. federal income tax consequences.”

As discussed in the section called “Material U.S. federal income tax consequences,” you cannot use the tax summaries herein for the purpose of avoiding penalties that may be asserted against you under the Internal Revenue Code.

Convertible note hedge and
warrant transactions	We have entered into a convertible note hedge transaction with JPMorgan Chase Bank, National Association. We have also entered into a warrant transaction with JPMorgan Chase Bank, National Association. The convertible note hedge transaction is expected to reduce the potential dilution upon conversion of the notes.

In connection with hedging these transactions, JPMorgan Chase Bank, National Association, or its affiliates:

•	expects to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes; and

•	may enter into or may unwind various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (including during any observation period related to a conversion of the notes).

In addition, JPMorgan Chase Bank, National Association, or its affiliates may unwind various derivatives and/or sell our common stock in secondary market transactions prior to maturity of the notes (and are likely to do so during any observation period related to a conversion of notes), which could adversely impact the price of our common stock.

For a discussion of the impact of any market or other activity by JPMorgan Chase Bank, National Association or its affiliates in connection with these convertible note hedge and warrant transactions, see “Risk factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

Registration Rights	Under a registration rights agreement that we have entered into in connection with our initial sale of the notes, we have filed a shelf registration statement, of which this prospectus is a part, with the Securities and Exchange Commission. We have agreed to use commercially reasonable efforts to keep the shelf registration statement effective until the earliest of:

•	the second anniversary of the date of the original issuance of the notes;

•	the date when all of the notes and common stock issuable upon conversion of the notes cease to be outstanding; or

•	the date when all of the notes and common stock issuable upon conversion of the notes:

•	have either been sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act under circumstances in which any legend borne by the notes or common stock relating to restrictions on transferability is removed; or

•	are eligible to be sold under Rule 144(k) under the Securities Act.

We will be required to pay additional interest to holders of the notes if we fail to keep the shelf registration statement effective during the specified time periods. See “Description of the notes—Registration rights.”

Absence of a Public Market for
the Notes	We cannot assure you that any active or liquid market will develop for the notes. See “Plan of distribution.”

Trading	We do not intend to apply to list the notes on any national securities exchange or to include the notes in any automated quotation system. Notes issued in the private placement are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market. The notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market.

Nasdaq Global Select Market
symbol for our common stock	Our common stock is quoted on the Nasdaq Global Select Market under the symbol “WRLD.”

Trustee, paying agent and
conversion agent	U.S. Bank National Association
Risk factors
     In evaluating an investment in the notes or our common stock, prospective investors should carefully consider, along with the other information set forth or incorporated by reference in this prospectus, the specific factors set forth under “Risk factors” for risks involved with an investment in the notes and our common stock.

RISK FACTORS
     Our business, operations and financial condition are subject to various risks. Some of these risks are described below and in the documents incorporated by reference in this prospectus, and you should take these risks into account in evaluating us or any investment decision involving us or in deciding whether to invest in the notes or our common stock. This section does not describe all risks applicable to us, our industry or our business, and it is intended only as a summary of certain material factors.
Risks related to our business
We are exposed to credit risk in our lending activities.
     There are inherent risks associated with our lending activities. Loans to individuals, our single largest asset group, depend on the willingness and repayment ability of our borrowers. A material adverse change in the ability of a significant portion of our borrowers to meet their obligations to us, due to changes in economic conditions, interest rates, natural disasters, acts of war, or other causes over which we have no control, would have a material adverse impact on our earnings and financial condition.
We face liquidity risk resulting from market conditions or other events.
     Market conditions or other events could negatively affect the level or cost of our liquidity, affecting our ongoing ability to service debt, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner and without adverse consequences. Any substantial, unexpected and/or prolonged change in the level or cost of liquidity could have a material adverse effect on our financial condition and results of operations. Additional information regarding liquidity risk is included in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and our Quarterly Report on Form 10-Q for the period ended September 30, 2006 and in subsequent periodic reports that we file with the SEC, which are incorporated by reference in this prospectus.
We are subject to interest rate risk resulting from general economic conditions and policies of various governmental and regulatory agencies.
     Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence the amount of interest we pay on our revolving credit facility and other note payable or any other floating-interest-rate debt obligations we may incur, but such changes could also affect our ability to originate loans. If the interest we pay on our revolving credit facility increases, earnings could be adversely affected because we generally charge the maximum fees allowed by the respective state’s regulatory agency. Additional information regarding interest rate risk is included in the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and “Quantitative and Qualitative Disclosures About Market Risk” in our Quarterly Report on Form 10-Q for the period ended September 30, 2006 and in subsequent periodic reports that we file with the SEC, which are incorporated by reference in this prospectus.
Our use of derivatives exposes us to credit and market risk.
     We use derivatives to manage our exposure to interest rate risk and foreign currency fluctuations. Derivatives used for interest rate risk management include interest rate swaps. Derivatives used for foreign currency fluctuations include options. By using derivative instruments, we are exposed to credit and market risk. Additional information regarding our exposure to credit and market risk is included in the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2006 “Quantitative and Qualitative Disclosures About Market Risk” in our Quarterly Report on Form 10-Q for the period ended September 30, 2006 and in subsequent periodic reports that we file with the SEC, which are incorporated by reference in this prospectus.

Controls and procedures may fail or be circumvented.
     Controls and procedures are particularly important for small-loan consumer finance companies. Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.
The locations where we have offices may cease to be attractive as demographic patterns change.
     The success of our offices is significantly influenced by location. Current locations may not continue to be attractive as demographic patterns change. It is possible that the neighborhood or economic conditions where our offices are located could change in the future, potentially resulting in reduced sales in those locations.
If we lose the services of any of our key management personnel, our business could suffer.
     Our future success significantly depends on the continued services and performance of our key management personnel. Our future performance will depend on our ability to motivate and retain these and other key officers and key team members, particularly divisional senior vice-presidents and regional vice-presidents of operations. Competition for these employees is intense. The loss of the services of members of our senior management or key team members or the inability to attract additional qualified personnel as needed could materially harm our business.
Regular turnover among our managers and employees at our offices makes it more difficult for us to operate our offices and increases our costs of operations, which could have an adverse effect on our business, results of operations and financial condition.
     The annual turnover as of March 31, 2006, among our office employees was approximately 35%. This turnover increases our cost of operations and makes it more difficult to operate our offices. If we are unable to retain our employees in the future, our business, results of operations and financial condition could be adversely affected.
Legislative or regulatory actions or changes, adverse results in litigation or regulatory proceedings, or failure to comply with existing laws and regulations could force us to cease, suspend or modify our operations in a state, potentially resulting in a material adverse effect on our business, results of operations and financial condition.
     We are subject to numerous laws and regulations that affect our lending activities. Many of these regulations impose detailed and complex constraints on the terms of our loans, lending forms and operations. Failure to comply with applicable laws and regulations could subject us to regulatory enforcement action that could result in the assessment against us of civil money or other penalties. In addition, any adverse change in existing laws or regulations, or adverse interpretation or litigation relating to existing laws and regulations in any state in which we operate, could subject us to liability for prior operating activities or lower or eliminate the profitability of operations going forward by, among other things, reducing the amount of interest and fees we charge in connection with our loans. If these or other factors lead us to close our offices in a state, in addition to the loss of net revenues attributable to that closing, we would incur closing costs such as lease cancellation payments and we would have to write off assets that we could no longer use. If we were to suspend rather than permanently cease our operations in a state, we may also have continuing costs associated with maintaining our offices and our employees in that state, with little or no revenues.
The concentration of our revenues in certain states could adversely affect us.
     We operated offices in 11 states and Mexico during the year ended March 31, 2006, and the offices in our four largest states (measured by total revenues) accounted for approximately 61% of our total revenues. While we believe we have a diverse geographic presence, for the near term we expect that significant revenues will continue to be generated in these states, largely due to the currently prevailing economic, demographic, regulatory, competitive and other conditions in these states. Changes to prevailing economic, demographic, regulatory or any other conditions in the markets in which we operate could lead to a reduction in demand for loans, a decline in our revenues or an increase in our provision for loan losses, any of which could result in a deterioration of our results of operations or financial condition.
Our ability to manage our growth may deteriorate, and our ability to execute our growth strategy may be adversely affected.
     We have experienced substantial growth in recent years. Our growth strategy, which is based on rapidly opening and acquiring a large number of offices in existing and new markets, is subject to significant risks. We cannot assure you that we will be able to expand our market presence in our current markets or successfully enter new markets through the opening of new offices or acquisitions. Moreover, the start-up costs and the losses from initial operations attributable to each newly opened office place demands upon our liquidity and cash flow, and we cannot assure you that we will be able to satisfy these demands.
     In addition, our ability to execute our growth strategy will depend on a number of other factors, some of which are beyond our control, including:
•	the prevailing laws and regulatory environment of each state in which we operate or seek to operate, which are subject to change at any time;

•	our ability to obtain and maintain any regulatory approvals, government permits or licenses that may be required;

•	the degree of competition in new markets and its effect on our ability to attract new customers;

•	our ability to compete for expansion opportunities in suitable locations;

•	our ability to recruit, train and retain qualified personnel;

•	our ability to adapt our infrastructure and systems to accommodate our growth; and

•	our ability to obtain adequate financing for our expansion plans.
     We cannot assure you that our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our growth has placed significant demands on all aspects of our business, including our administrative, technical and financial personnel and systems. Additional expansion may further strain our management, financial and other resources. Our future results of operations will substantially depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. In addition, we cannot assure you that we will be able to implement our business strategy profitably in geographic areas we do not currently serve.
Interruption of, or a breach in security relating to, our information systems could adversely affect us.
     We rely heavily on communications and information systems to conduct our business. Each office is part of an information network that is designed to permit us to maintain adequate cash inventory, reconcile cash balances on a daily basis and report revenues and expenses to our headquarters. Any failure, interruption or breach in security of these systems, including any failure of our back-up systems, could result in failures or disruptions in our customer relationship management, general ledger, loan and other systems. The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.
Our centralized headquarters functions are susceptible to disruption by catastrophic events, which could have a material adverse effect on our business, results of operations and financial condition.
     Our headquarters building is located in Greenville, South Carolina. Our information systems and administrative and management processes are primarily provided to our zone and regional management and to our offices from this centralized location, and they could be disrupted if a catastrophic event, such as a tornado, power outage or act of terror, destroyed or severely damaged our headquarters. Any of these catastrophic events could have a material adverse effect on our business, results of operations and financial condition.
We depend to a substantial extent on borrowings under our revolving credit agreement to fund our liquidity needs.
     We have an existing revolving credit agreement committed through September 2008 that allows us to borrow up to $167.0 million, assuming we are in compliance with a number of covenants and conditions. Because we typically use substantially all of our available cash generated from our operations to repay borrowings on our revolving credit agreement on a current basis, we have limited cash balances and we expect that a significant portion of our liquidity needs will be funded primarily from borrowings under our revolving credit agreement. As of September 30, 2006, we had approximately $44.4 million available for future borrowings under this agreement. Due to the seasonal nature of our business, our borrowings are historically the highest during the third quarter and the lowest during the fourth quarter. If our existing sources of liquidity are insufficient to satisfy our financial needs, we may need to raise additional debt or equity in the future.
If our estimates of loan losses are not adequate to absorb losses, our provision for loan losses would increase. This would result in a decline in our future revenues and earnings, which also could have a material adverse effect on our stock price.
     We maintain an allowance for loan losses for loans we make directly to consumers. To estimate the appropriate allowance for loan losses, we consider the amount of outstanding loan balances owed to us, historical delinquency and charge-off trends, and other factors discussed in our consolidated financial statements. As of September 30, 2006, our allowance for loan losses was $26.5 million. These amounts, however, are estimates. If our actual loan losses are greater than our allowance for loan losses, our provision for loan losses would increase. This would result in a decline in our future revenues and earnings, which also could have a material adverse effect on our stock price.
Risks related to the notes
The notes are subordinated to our senior debt and effectively subordinated to our secured debt and any liabilities of our subsidiaries.
     The notes rank junior to all our current and existing senior debt, and effectively rank junior to any of our secured debt, to the extent of the value of the assets securing that debt. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. In addition, the notes are subordinated to all our existing and future senior indebtedness and structurally junior to the liabilities of our subsidiaries. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities. As of September 30, 2006, we had approximately $123.2 million of indebtedness, $122.6 million of which is secured indebtedness, and $600,000 of which is senior unsecured indebtedness.
The notes are obligations of World Acceptance Corporation only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.
     The notes are obligations exclusively of World Acceptance Corporation, which is a holding company, and are not guaranteed by any of our operating subsidiaries. Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

A change in control or fundamental change may adversely affect us or the notes.
     Our senior secured revolving credit facility provides that certain change in control events (including a fundamental change) with respect to us will constitute a default. In addition, future debt we incur may limit our ability to repurchase the notes upon a fundamental change or require us to offer to redeem that future debt upon a fundamental change. Moreover, if you or other investors in our notes exercise the repurchase right for a fundamental change, it may cause a default under that debt, even if the fundamental change itself does not cause a default, due to the financial effect of such a repurchase on us. Finally, if a fundamental change event occurs, we cannot assure you that we will have enough funds to repurchase all the notes.
     Furthermore, the fundamental change provisions including the provisions requiring the increase to the conversion rate for conversions in connection with certain fundamental changes, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.
Our senior secured revolving credit facility prohibits us from paying any cash amount upon the conversion of the notes unless we are in compliance with the terms of that facility on a pro forma basis.
     Our senior secured revolving credit facility prohibits us from paying any cash amount upon the conversion of the notes unless we provide the lenders with notice of the conversion and no default or event of default exists or would exist after giving effect to the payment. Our failure to make cash payments upon the conversion of the notes as required under the terms of the notes would permit holders of the notes to accelerate the obligations under the notes. However such an event would constitute an event of default under our senior secured revolving credit facility, which would prohibit us in that instance from making any payments upon acceleration of the notes.
We may not have sufficient cash to repurchase the notes at the option of the holder upon a fundamental change or to pay the cash payable upon a conversion, which may increase your credit risk.
     Upon a fundamental change, subject to certain conditions, we will be required to make an offer to repurchase for cash all outstanding notes at 100% of their principal amount plus accrued and unpaid interest, including additional interest, if any, up to but not including the date of repurchase. In addition, upon a conversion, we will be required to make a cash payment of up to $1,000 for each $1,000 in principal amount of notes converted. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered notes or settlement of converted notes. Any credit facility in place at the time of a repurchase or conversion of the notes may also define as a default thereunder the events requiring repurchase or cash payment upon conversion of the notes or otherwise limit our ability to use borrowings to pay any cash payable on a repurchase or conversion of the notes and may prohibit us from making any cash payments on the repurchase or conversion of the notes if a default or event of default has occurred under that facility without the consent of the lenders under that credit facility. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture or to pay any cash payable on a conversion of the notes would constitute a default under the indenture. A default under the indenture or the fundamental change itself could lead to a default under the other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversion thereof.
Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.
     In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and grants of restricted stock and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sales of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock.

Volatility in the market price and trading volume of our common stock could result in a lower trading price than your conversion or purchase price and could adversely impact the trading price of the notes.
     The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. A relatively small number of shares traded in any one day could have a significant effect on the market price of our common stock. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section and elsewhere in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the notes.
The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which a note would otherwise be convertible.
     Prior to July 1, 2011, the notes are convertible into cash and shares of our common stock, if applicable, only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and common stock into which the notes would otherwise be convertible.
Upon conversion of the notes, we will pay only cash in settlement of the principal amount or conversion value thereof and we will settle any amounts in excess of principal in shares of our common stock.
     Generally, we will satisfy our conversion obligation to holders by paying only cash in settlement of the lesser of the principal amount and the conversion value of the notes and by delivering shares of our common stock in settlement of the conversion obligation in excess of the principal amount of the notes. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock. In addition, because settlement of a conversion of notes will be in cash and shares of our common stock, if any, delivery of any such cash or shares of our common stock will be delayed until the third business day following the last day of the related observation period, which is the 32nd trading day following the related conversion date for conversions prior to the 35th scheduled trading day prior to the maturity date. You will not be paid interest or otherwise compensated for any lost time value or money as a result of this delay and the value of the common stock you receive upon conversion is subject to declines in the market price of our stock during the settlement period. See “Description of notes—Conversion rights—Conversion procedures” and “Description of notes—Conversion rights—Payment upon conversion.” Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you had expected) between the day that you exercise your conversion right and some or all of the thirty trading days as to which the daily conversion values of your notes are determined.
     Our failure to convert the notes into cash or a combination of cash and common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.
The notes are not protected by restrictive covenants.
     The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving World Acceptance Corporation except to the extent described under “Description of notes—Fundamental change permits holders to require us to purchase notes,” “Description of notes—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes” and “Description of notes—Consolidation, merger and sale of assets.”

The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.
     If a specified corporate transaction that constitutes a fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of notes—Conversion rights.” The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $110.00 per share or less than $46.23 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 21.6310 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments.” Our obligation to increase the conversion rate in connection with a specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
The conversion rate of the notes may not be adjusted for all dilutive events.
     The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.
Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.
     Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.
We cannot assure you that an active trading market will develop for the notes.
     The notes are a new issue of securities for which there is no established trading market. The notes are designated for trading by qualified institutional buyers in the PORTAL market. The notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or at a favorable price. Future trading prices of the notes will depend on many factors, including:
•	our operating performance and financial condition;

•	our ability to continue the effectiveness of the registration statement, of which this prospectus is a part, covering the notes and the common stock issuable upon conversion of the notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.
     Historically, the markets for non-investment grade debt securities have been subject to disruptions that have caused volatility in prices. It is possible that the markets for the notes will be subject to disruptions. Any such disruptions may have a negative effect on a holder of the notes, regardless of our prospects and financial performance. Certain of the initial purchasers of the notes have advised us that they intend to make a market in the notes, but they are not obligated to do so. The initial purchasers may also discontinue market making activities at any time, in their sole discretion, which could further negatively impact your ability to sell the notes or the prevailing market price at the time you choose to sell.
Any adverse rating of the notes may cause their trading price to fall.
     If Moody’s Investor Service, Standard & Poor’s or another rating service rates the notes and if any of such rating services were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.
You should consider the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.
     You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of a taxable dividend distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. An increase in the conversion rate upon certain fundamental changes would be treated as a distribution to United States Holders (as defined herein). For Non-United States Holders (as defined herein) this deemed distribution may be subject to U.S. federal withholding requirements. Certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes are summarized under “Material U.S. federal Income tax consequences.” You are strongly urged to consult your tax advisor as to the federal, state, local or other tax consequences of acquiring, owning, and disposing of the notes. As discussed in the section called “Material U.S. federal income tax consequences,” you cannot use the tax summaries herein for the purpose of avoiding penalties that may be asserted against you under the Internal Revenue Code.
The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.
     We have entered into a convertible note hedge transaction with JPMorgan Chase Bank, National Association. We have also entered into a warrant transaction with JPMorgan Chase Bank, National Association. The convertible note hedge transaction is expected to reduce the potential dilution upon conversion of the notes. In connection with hedging these transactions, JPMorgan Chase Bank, National Association or its affiliates:
•	expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after pricing of the notes; and

•	may enter into or may unwind various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (including during any observation period related to a conversion of notes).
Such activities could have the effect of increasing, or preventing a decline in, the price of our common stock concurrently with or following the pricing of the notes.
     In addition, JPMorgan Chase Bank, National Association or its affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging activity is likely to occur during any observation period for a conversion of notes, which may have a negative effect on the value of the consideration received in relation to the conversion of those notes. We intend to exercise options we hold under the convertible note hedge transaction whenever notes are converted. In order to unwind its hedge position with respect to those exercised options, JPMorgan Chase Bank, National Association or its affiliates expect to sell shares of our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the observation period for any converted notes.

     In addition, if the convertible note hedge and warrant transactions fail to become effective when this offering of notes is completed, or if the offering is not completed, JPMorgan Chase Bank or its affiliates may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, as a result, the value of the notes. We have also agreed to indemnify JPMorgan Chase Bank and its affiliates for losses incurred in connection with a potential unwinding of its hedge positions under certain circumstances.
     The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the amount of cash or the number of shares that you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.
Risks related to our capital structure
Our debt agreements impose limitations on our operations, which could impede our ability to respond to market conditions, address unanticipated capital investments and/or pursue business opportunities.
     Our senior secured revolving credit facility contains a number of significant covenants that could adversely affect our business. These covenants may impose limitations on us with respect to:
•	voluntarily redeeming or purchasing or prepaying principal on subordinated debt, including the notes;

•	incurring additional indebtedness; and

•	entering into a merger, consolidation or sale of substantial assets or subsidiaries.
These limitations could impede our ability to respond to market conditions, address unanticipated capital investment needs and/or pursue growth opportunities.
Risks related to ownership of our common stock
Our business is seasonal in nature, which causes our revenues, collection rates and earnings to fluctuate. These fluctuations could have a material adverse effect on our results of operations and stock price.
     Our business is seasonal because demand for small consumer loans is highest in the third quarter of each fiscal year, corresponding to the back-to-school and holiday seasons, and lowest in the fourth quarter of each fiscal year, corresponding to our customers’ receipt of income tax refunds. Our provision for loan losses is historically lowest as a percentage of revenues in the fourth quarter of each fiscal year, corresponding to our customers’ receipt of income tax refunds, and increase as a percentage of revenues in succeeding fiscal quarters. This seasonality requires us to manage our cash flows over the course of the year. If our revenues or collections were to fall substantially below what we would normally expect during certain periods, our ability to service our debt and meet our other liquidity requirements may be adversely affected, which could have a material adverse effect on our results of operations and stock price.
     In addition, our quarterly results have fluctuated in the past and are likely to continue to fluctuate in the future because of the seasonal nature of our business. Therefore, our quarterly revenues and results of operations are difficult to forecast, which, in turn could cause our future quarterly results to not meet the expectations of securities analysts or investors. Our failure to meet such expectations could cause a material drop in the market price of our common stock.
Absence of dividends could reduce our attractiveness to investors.
     Since 1989, we have not declared or paid cash dividends on our common stock and may not pay cash dividends in the foreseeable future. As a result, our common stock may be less attractive to certain investors than the stock of dividend-paying companies.

Various provisions and laws could delay or prevent a change of control that shareholders may favor.
     Provisions of our articles of incorporation and South Carolina law could delay or prevent a change of control that the holders of our common stock may favor or may impede the ability of our shareholders to change our management. In particular, our articles of incorporation and South Carolina law, among other things, will:
•	require the affirmative vote of holders of two-thirds of our outstanding shares of voting stock to approve a merger or consolidation of World with another corporation; and

•	authorize our board of directors to issue preferred stock in one or more series, without shareholder approval.
FORWARD-LOOKING STATEMENTS
     Some of the statements made and information contained in this prospectus are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events and are based on management’s beliefs and assumptions, as well as information currently available to management. Statements other than those of historical fact, as well as those identified by the use of words such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “may,” “will,” “should,” and similar expressions, are forward-looking statements. Although we believe that the expectations reflected in any such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Any such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual financial results, performance or financial condition may vary materially from those anticipated, estimated or expected. Among the key factors that could cause our actual financial results, performance or condition to differ from the expectations expressed or implied in such forward-looking statements are the following:
•	changes in interest rates;

•	risks inherent in making loans, including repayment risks and value of collateral;

•	recently enacted, proposed or future legislation;

•	the timing and amount of revenues that may be recognized by our company;

•	changes in current revenue and expense trends (including trends affecting charge-offs);

•	changes in our markets and general changes in the economy (particularly in the markets served by us); and

•	the unpredictable nature of litigation.
     This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business. Additional information regarding these and other risk factors is contained under “Risk factors” in this prospectus and in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond our control.
     Whenever you read or hear any subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf, you should keep in mind the cautionary statements contained or referred to in this section.

RATIO OF EARNINGS TO FIXED CHARGES
     The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years and for the six months ended September 30, 2006.

	Six months ended
	September 30, 2006	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	6.61x	7.34x	8.78x	8.88x	6.87x	5.39x
     For the purpose of calculating the ratio of earnings to fixed charges, “earnings” represents income before income taxes and change in accounting principle (including only distributed income of less than 50% owned subsidiaries), plus fixed charges. “Fixed charges” consists of interest, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.
NO PROCEEDS
     The notes and shares of common stock to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus, in a supplement to this prospectus or in a Form 8-K incorporated by reference into this prospectus. We will not receive any proceeds from these sales or from conversion of the notes into shares of our common stock.

SELLING SECURITY HOLDERS
     On October 10, 2006, we issued and sold a total of $110,000,000 aggregate principal amount of the notes in private placements to J.P. Morgan Securities Inc., Jeffries & Company, Inc. and BMO Capital Markets Corp. (which we refer to in this prospectus as the initial purchasers). The initial purchasers have advised us that they resold the notes, in transactions exempt from the registration requirements of the Securities Act, to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of our common stock issuable upon conversion of the notes.
     The notes and our shares of common stock to be issued upon conversion of the notes are being registered pursuant to a resale registration rights agreement between us and the initial purchasers. In that agreement, we undertook to file a registration statement with regard to the notes and our shares of common stock issuable upon conversion of the notes and, subject to certain exceptions, to keep that registration statement effective for up to two years. The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.
     The selling security holders named below have advised us that they currently intend to sell pursuant to this prospectus the notes and our shares of common stock set forth below. Additional selling security holders may choose to sell notes and shares of our common stock from time to time upon notice to us. None of the selling security holders named below, has, within the past three years, held any position or office with us or any of our predecessors or affiliates, or had any other material relationship with us or any of our predecessors or affiliates, except as noted below in “Plan of Distribution.”
     Before a security holder not named below may use this prospectus in connection with an offering of securities, other than securities that were purchased pursuant to the registration statement to which this prospectus relates, this prospectus will be amended. In that amendment, we will include the name of the holder, the amount of notes and common stock beneficially owned by the holder and the amount of notes and common stock to be offered. Alternatively, we can include that information in a report filed with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and incorporate it by reference into this prospectus or we can include that information in a supplement to this prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act. Any such amendment, report or prospectus supplement will also disclose whether any selling security holder named in the amendment, report or prospectus supplement has held any position or office with us or any of our predecessors or affiliates, or had any other material relationship with us or any of our predecessors or affiliates, during the three years prior to the date of the amendment, report or prospectus supplement.
     The following table is based solely on the most current information provided to us by the selling security holders. References in the table and its footnotes to shares of our common stock held or offered by the selling security holders include in each case the associated preferred stock purchase rights. References in the footnotes to the “securities held by” a selling security holder are references to the notes, shares of our common stock and associated preferred stock purchase rights being registered for resale, as shown in the table.

						No. of
						Shares of
				No. of Shares		Common
	Amount of			of Common	No. of Shares	Stock
	Notes	% of Notes	Amount of Notes	Stock	of Common	Owned
	Beneficially	Beneficially	Being Offered	Beneficially	Stock Being	After
Name of Selling Security Holder	Owned($)	Owned	($)(a)	Owned(b)(c)	Offered(a)(c)	Offering(a)
Arkansas Teacher Retirement (f)(g)	$4,095,000	3.7%	$4,095,000	65,614	65,614	0
Baptist Health of South Florida (f)(g)	660,000	*	660,000	10,575	10,575	0
Calmos Market Neutral Income Fund—Calmos Investment Trust (h)	3,500,000	3.2%	3,500,000	56,080	56,080	0
Citidel Equity Fund Ltd. (i)	29,900,000	27.2%	29,900,000	479,085	479,085	0
CNH CA Master Account, L.P. (j)	3,500,000	3.2%	3,500,000	56,080	56,080	0
Engineers Joint Pension Fund (f)(g)	240,000	*	240,000	3,845	3,845	0
Inflective Convertible Opportunity Fund I, Limited (k)	1,600,000	1.5%	1,600,000	25,637	25,637	0
Institutional Benchmark Series Ivan Segregated Account (k)	500,000	*	500,000	8,011	8,011	0
Interactive Convertible Opportunity Fund I, L.P. (k)	800,000	*	800,000	12,818	12,818	0
Jeffries & Company, Inc. (e)(l)	3,000,000	2.7%	3,000,000	48,069	48,069	0
Lyxor/Inflective Convertible Opportunity Fund I L.P. (k)	900,000	*	900,000	14,421	14,421	0
Mohican VCA Master Fund, Ltd. (m)	2,000,000	1.8%	2,000,000	32,046	32,046	0
Nicholas Applegate U.S. Convertible Fund (f)(g)	340,000	*	340,000	5,448	5,488	0
San Diego City Retirement (f)(g)	1,245,000	1.1%	1,245,000	19,949	19,949	0
San Diego County Convertible (f)(g)	1,085,000	*	1,085,000	17,385	17,385	0
Vicis Capital Master Fund (n)	6,000,000	5.5%	6,000,000	96,137	96,137	0
Wolverine Convertible Arbitrage Fund Trading Limited (d)	2,500,000	2.3%	2,500,000	40,057	40,057	0
Wyoming State Treasurer (f)(g)	835,000	*	835,000	3,765	3,765	0

Total	$62,700,000	57.0%	$62,700,000	1,004,636	1,004,636	0

*	Less than 1%

(a)	Because each selling security holder may sell pursuant to this prospectus all or a portion of the offered notes, and common stock issuable upon conversion of the notes, we cannot know or estimate number or percentage of notes and common stock that the selling security holder will hold upon the termination of any particular offering. Please refer to the “Plan of distribution” beginning on page 54 of this prospectus. The information presented assumes that all of the selling security holders will fully convert the notes for cash and shares of our common stock, and that the selling security holders will sell all shares of our common stock that they receive pursuant to such conversion.

(b)	Includes shares of our common stock issuable upon conversion of the notes.

(c)	The number of shares of our common stock issuable upon conversion of the notes is calculated to be the maximum number of shares issuable upon conversion assuming (i) the value of the notes approach an infinite amount at the time of conversion, with the $110,000,000 principal amount paid in cash and the remaining value paid in shares of our common stock, and (ii) the conversion of the full amount of notes held by the selling security holders at the initial conversion price of $62.41, which corresponds to the initial conversion rate of 16.0229 shares per $1,000 principal amount of the notes. Accordingly, the number of shares of our common stock to be offered using this prospectus may be less than the amount shown. Fractional shares will not be issued upon conversion of the notes. Instead, we will pay cash in lieu of fractional shares, if any. Due to the effects of rounding, the numbers shown in this column do not equal exactly 16.0229 shares per $1,000 principal amount of the notes.

(d)	Rob Bellick is the general partner of, and has voting and investment power over the securities held by, Wolverine Convertible Arbitrage Fund Trading Limited.

(e)	This selling security holder has identified itself as a registered broker-dealer and, accordingly, it is deemed to be, under the interpretations of the SEC, an “underwriter” within the meaning of the Securities Act. Please see “Plan of Distribution” for required disclosure regarding this selling security holder.

(f)	This selling security holder has delegated full investment authority to Nicholas-Applegate Capital Management LLC (“Nicholas-Applegate”), as investment adviser, over these securities, including full dispositive power. The Chief Investment Officer of Nicholas-Applegate is Horatio A. Valeiras, CFA, who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate. Nicholas-Applegate is an affiliate of Nicholas-Applegate Securities LLC, a limited purpose broker-dealer organized for the sole purpose of distributing mutual funds sponsored by Nicholas-Applegate.

(g)	This selling security holder has indicated that to its knowledge it does not own any shares of our common stock other than shares issuable upon conversion of the notes. For purposes of this table, we have assumed it does not.

(h)	Calamos Advisors LLC, investment adviser to Calmos Market Neutral Income Fund—Calmos Investment Trust, has voting and investment power over these securities. Nick Calamos is the Chief Investment Officer of Calamos Advisors LLC.

(i)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd., and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the securities held by Citadel Equity Fund Ltd.

(j)	CNH Partners, LLC is the investment advisor of CNH CA Master Account, L.P., and has voting and investment power over these securities. The investment principals of CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(k)	Inflective Asset Management, LLC is the investment advisor of this security holder and has voting and investment power over these securities. The Chief Investment Officer of Inflective Asset Management, LLC is Thomas J. Ray.

(l)	Jeffries & Company, Inc. is a wholly owned subsidiary of Jeffries Group, Inc., which is a publicly owned corporation.

(m)	Eric C. Hage and Daniel C. Hage are the general partners of, and have voting and investment power over the securities held by, Mohican VCA Master Fund, Ltd.

(n)	Vicis Capital LLC is the investment manager for Vicis Capital Master Fund and has voting and investment power over the securities held by Vicis Capital Master Fund. Sky Lucas, Shad Stastney and John Succo control Vicis Capital LLC but disclaim individual beneficial ownership of the securities.

     Selling security holders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act. In addition, a selling security holder who is an affiliate of a registered broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act if the selling security holder (i) did not acquire its notes or underlying common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common stock. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

DESCRIPTION OF THE NOTES
     We issued the notes under an indenture dated as of October 10, 2006 (the “indenture”) between us and U.S. Bank National Association, as trustee (the “trustee”). The trustee also initially acts as paying agent and conversion agent for the notes. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes and the shares of common stock issuable upon conversion of the notes, if any, are also covered by a registration rights agreement. The form of the notes, the indenture and the registration rights agreement were filed as exhibits to our Form 8-K filed with the SEC on October 12, 2006.
     The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.
     For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to World Acceptance Corporation and not to its subsidiaries.
General
     The notes
•	are general unsecured, senior subordinated obligations of the Company;

•	are initially limited to an aggregate principal amount of $110 million;

•	bear cash interest from October 10, 2006 at an annual rate of 3.00%, payable on April 1 and October 1 of each year, beginning April 1, 2007;

•	mature on October 1, 2011 unless earlier converted or repurchased;

•	are issued in denominations of $1,000 and multiples of $1,000;

•	are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-entry, settlement and clearance;” and

•	following sale pursuant to this prospectus, will cease to be eligible for trading on The PORTAL Market.
     Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into cash and shares of our common stock, if any, initially at a conversion rate of 16.0229 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $62.41 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will pay cash and shares of common stock, if any, based upon a daily conversion value calculated on a proportionate basis for each trading day in the applicable 30 trading-day observation period as described below under “Conversion rights—Payment upon conversion.” You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.
     The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change permits holders to require us to purchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.
     We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes.
     We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.
     We do not intend to list the notes on a national securities exchange or interdealer quotation system.
Payments on the notes; paying agent and registrar; transfer and exchange
     We will pay principal of certificated notes at the office or agency designated by the Company for that purpose. We have initially designated U.S. Bank National Association as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $1,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $1,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.
     We will pay principal of and interest on (including any additional interest) notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.
     A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note surrendered for conversion. You may not sell or otherwise transfer notes or the common stock issuable upon conversion of notes except in compliance with the provisions set forth below under “Transfer restrictions” and “—Registration rights.”
Interest
     The notes bear interest at a rate of 3.00% per year until maturity. Interest on the notes will accrue from October 10, 2006, or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on April 1 and October 1 of each year, beginning April 1, 2007. We will pay additional interest, if any, under the circumstances described under “—Registration rights.”
     Interest will be paid to the person in whose name a note is registered at the close of business on March 15 or September 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.
     If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date or earlier required repurchase date upon a fundamental change would fall on a day that is not a business day, the required payment of interest, if any, and principal (and additional interest, if any), will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date or earlier required repurchase date upon a fundamental change to such next succeeding business day. The term

“business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.
Ranking
     The notes are general unsecured, senior subordinated obligations of the Company ranking equally in right of payment with all existing and future senior subordinated indebtedness of the Company and senior to all existing and future subordinated indebtedness of the Company. The notes rank junior to all existing and future senior indebtedness and effectively rank junior to all existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness of the Company. In addition, the notes effectively rank junior to the liabilities, including trade payables, of the Company’s subsidiaries.
     At September 30, 2006, we and our subsidiaries had $123.2 million of long-term debt on a consolidated basis which would rank senior to the notes. Of this amount, $122.6 million related to borrowings under our $167.0 million senior secured revolving credit facility. This facility is guaranteed by each of our domestic subsidiaries and is secured by substantially all of our assets, including a pledge of 100% of the outstanding shares of stock of our domestic subsidiaries and 65% of the outstanding shares of stock of our foreign subsidiaries.
     The remaining amount of our consolidated long-term debt consists a note, with a balance of $600,000 at September 30, 2006, payable in annual installments of $200,000 and maturing on May 1, 2009.
Conversion rights
General
     Prior to July 1, 2011, the Notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition” and “—Conversion upon specified corporate transactions.” On or after July 1, 2011, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the third business day immediately preceding the maturity date. The conversion rate is initially 16.0229 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $62.41 per share of common stock ). Upon conversion of a note, we will pay cash and deliver shares of our common stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day of the 30 trading-day observation period (as defined below), all as set forth below under “—Payment upon conversion.” The trustee will initially act as the conversion agent.
     The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.
     If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder.
     Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment upon conversion”) of the common stock on the last day of the observation period (as defined under “—Payment upon conversion”). Our delivery to you of cash or a combination of cash and the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay
•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

     As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.
     Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made
•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	for conversions on or following the 35th scheduled trading day prior to the maturity date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.
     If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.
     Holders may surrender their notes for conversion into cash and shares of our common stock, if any, under the following circumstances:
Conversion upon satisfaction of sale price condition
     Prior to July 1, 2011, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after December 31, 2006, if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 120% of the applicable conversion price on such last trading day.
     The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded.
     If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.
     If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.
     “Trading day” means a day on which (i) trading in securities generally occurs on the Nasdaq Global Select Market or, if our common stock is not then listed on the Nasdaq Global Select Market, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or quoted, “trading day” means a “business day.”

Conversion upon satisfaction of trading price condition
     Prior to July 1, 2011, a holder of notes may surrender its notes for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.
     The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 original principal amount of the notes obtained by the bid solicitation agent, initially the trustee, for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not so instruct the bid solicitation to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price on each day we fail to do so.
     In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate.
Conversion upon specified corporate transactions
     Certain distributions
     If we elect to
•	issue to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading-day period ending on the business day preceding the announcement of such issuance; or

•	distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the business day preceding the declaration date for such distribution, we must notify the holders of the notes at least 40 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. However, a holder may not exercise this right to convert if such holder may participate in the issuance or distribution without conversion (based on the conversion rate then in effect). The “ex-dividend date” is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

     Certain corporate events
     If we are party to a transaction described in clause (2) of the definition of fundamental change (without giving effect to the paragraph following that definition), we must notify holders of the notes at least 40 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until 30 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, the related fundamental change purchase date). If a holder elects to convert its notes during the period specified in the preceding sentence and 10% or more of the consideration for the common stock in the corporate transaction consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a national securities exchange, we will increase the conversion rate by the additional shares as described below under “—Adjustment to shares delivered upon conversion upon certain fundamental changes.”
     In addition, you may surrender all or a portion of your notes for conversion if a fundamental change of the type described in clause (1) of the definition of fundamental change occurs. In such event, you may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is 30 calendar days after the actual effective date of such transaction or, if later, until the purchase date corresponding to such fundamental change.
Conversions on or after July 1, 2011
     On or after July 1, 2011, holders may convert each of their notes at any time prior to the close of business on the third business day immediately preceding the maturity date regardless of the foregoing conditions.
Conversion procedures
     If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.
     If you hold a certificated note, to convert you must
•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.
     The date you comply with these requirements is the conversion date under the indenture.
     If a holder has already delivered a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.
Payment upon conversion
     Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 30 trading days during the observation period.
     “Daily settlement amount,” for each of the 30 trading days during the observation period, shall consist of:

•	cash equal to the lesser of (i) one-thirtieth of $1,000 and (ii) the daily conversion value; and

•	to the extent the daily conversion value exceeds one-thirtieth of $1,000, a number of shares equal to, (A) the difference between the daily conversion value and one-thirtieth of $1,000, divided by (B) the daily VWAP for such day.
     “Daily conversion value” means, for each of the 30 consecutive trading days during the observation period, one-thirtieth of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such day.
     “Daily VWAP” means, for each of the 30 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WRLD.UQ <equity> VAP” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).
     The “observation period” with respect to any note means:
•	for notes with a conversion date on or after the 35th scheduled trading day prior to the maturity date, the 30 consecutive trading days beginning on, and including, the 32nd scheduled trading day prior to the maturity date; and

•	in all other instances, the 30 consecutive trading days beginning on, and including, the third scheduled trading day following the conversion date.
     For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in securities generally occurs on the Nasdaq Global Select Market or, if our common stock is not then listed on the Nasdaq Global Select Market, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded. If our common stock (or other security for which a Daily VWAP must be determined) is not so listed or quoted, “trading day” means a “business day.”
     “Scheduled trading day” means a day that is scheduled to be a trading day.
     “Market disruption event” means the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Nasdaq Global Select Market or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.
     We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the observation period.
     We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount (based upon the Daily VWAP for the final trading day of the applicable observation period).
Conversion rate adjustments
     The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ =	CR0 x OS’

OS0
where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution, or the effective date of such share split or combination, as applicable

CR’ = the conversion rate in effect immediately after such ex-dividend date or effective date

OS0 = the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date

OS’ = the number of shares of our common stock outstanding immediately after such ex-dividend date or effective date

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’ = CR0 x	OS0 + X

OS0 + Y
where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such issuance

CR’ = the conversion rate in effect immediately after such ex-dividend date

OS0 = the number of shares of our common stock outstanding immediately after such ex-dividend date

X = the total number of shares of our common stock issuable pursuant to such rights

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the business day immediately preceding the date of announcement of the issuance of such rights

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding
•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above; and

•	dividends or distributions paid exclusively in cash;

then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0

SP0 — FMV
where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR’ = the conversion rate in effect immediately after such ex-dividend date

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the business day immediately preceding the ex-dividend date for such distribution

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution
     With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:

CR’ = CR0 x	FMV0 + MP0

MP0
where,

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment

CR’ = the conversion rate in effect immediately after the effective date of the adjustment

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off
     The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.
(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0

SP0 — C
where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR’ = the conversion rate in effect immediately after the ex-dividend date for such distribution

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution;

C = the amount in cash per share we distribute to holders of our common stock

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0 x	AC + (SP’ x OS’)

OS0 x SP’
where,

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment

CR’ = the conversion rate in effect immediately after the effective date of the adjustment

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires

SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires
     The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires.
     Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.
     If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.
     As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.
     We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.
     We will not undertake any action that would lead to an adjustment to the conversion rate as described in the foregoing paragraphs (1) through (5) or the immediately preceding paragraph if, as a result of such action, the conversion rate adjustment that would otherwise be made pursuant to the provisions of paragraphs (1) through (5) above and such immediately preceding paragraph would increase the conversion rate to 33.69 or more, unless such action would not result in a violation of NASDAQ Rule 4350 as such, or a successor to such rule, as may be then in effect and interpreted by NASDAQ.
     A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. federal income tax consequences.”

     To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted
•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest and additional interest, if any.
     Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. Except as described above in this section, we will not adjust the conversion rate.
Recapitalizations, reclassifications and changes of our common stock
     In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. However, at and after the effective time of the transaction, the amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash, and the daily conversion value will be calculated based on the value of the reference property. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.
Adjustments of average prices
     Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustment to shares delivered upon conversion upon certain fundamental changes
     If (i) you elect to convert your notes at any time from and after the actual effective date of a “fundamental change” (in the case of a transaction or event described in clause (1) in the definition thereof) or from and after the 40th scheduled trading day prior to the anticipated effective date of a fundamental change (in the case of a transaction or event described in clause (2) in the definition thereof), and (ii) 10% or more of the consideration for our common stock in the fundamental change transaction consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a national securities exchange, until the 30th calendar day following the actual effective date (or, if later, the related fundamental change repurchase date), in certain circumstances described below, the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below.
     We will notify holders of the occurrence of any such fundamental change and issue a press release no later than 40 scheduled trading days prior to anticipated effective date of such transaction (in the case of a transaction or event described in clause (2) of the definition thereof) or promptly following the effective date of such fundamental change (in the case of a transaction or event described in clause (1) of the definition thereof).
     The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof, and holders of our common stock receive only cash in that fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.
     The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”
     The following table sets forth the hypothetical stock price, the effective date, and the number of additional shares to be received per $1,000 principal amount of notes:

	Stock Price
Effective Date	$46.23	$ 50.00	$ 55.00	$ 60.00	$ 65.00	$ 70.00	$ 75.00	$ 80.00	$ 85.00	$ 90.00	$ 95.00	$100.00	$105.00	$110.00

October 10, 2006	5.6081	4.8543	4.0523	3.4291	2.9406	2.5464	2.2259	1.9622	1.7429	1.5586	1.4024	1.2689	1.1539	1.0542

October 1, 2007	5.6081	4.7547	3.9080	3.2574	2.7493	2.3470	2.0242	1.7622	1.5473	1.3692	1.2202	1.0946	0.9877	0.8961

October 1, 2008	5.6081	4.6033	3.6949	3.0074	2.4797	2.0695	1.7468	1.4903	1.2842	1.1170	0.9800	0.8669	0.7726	0.6934

October 1, 2009	5.6081	4.3779	3.3816	2.6437	2.0921	1.6761	1.3595	1.1166	0.9286	0.7818	0.6662	0.5743	0.5005	0.4408

October 1, 2010	5.6081	4.0549	2.8981	2.0720	1.4855	1.0711	0.7793	0.5741	0.4299	0.3284	0.2565	0.2055	0.1688	0.1422

October 1, 2011	5.6081	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

     The exact stock prices and effective dates may not be set forth in the table above, in which case
•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $110.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the stock price is less than $46.23 per share (subject to adjustment), no additional shares will be issued upon conversion.

     Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 21.6310 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”
     Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.
Fundamental change permits holders to require us to purchase notes
     If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us that is no later than the 35th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.
     A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:
(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity; or

(2)	consummation of any share exchange, consolidation or merger of us (excluding a merger solely for the purpose of changing our jurisdiction of incorporation) pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change.

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)	our common stock (or other common stock or reference property into which the notes are then convertible) ceases to be listed on a national securities exchange or quoted on an established automated over-the-counter trading market in the U.S.
     A fundamental change as a result of clause (2) above will not be deemed to have occurred, however if more than 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payment made in respect of dissenters’ rights, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a national securities exchange or quoted on an established automated over-the-counter trading market in the U.S. or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.
     On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things
•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.
     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.
     To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of fundamental change purchase notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state
•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.
     You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state
•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.
     We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes that holders have elected to require us to repurchase, on the business day following the fundamental change purchase date, then
•	such notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder with respect to such notes will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or book-entry transfer of the notes).
     The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.
     The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
     No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.
     The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.
     If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the notes” under the caption “We may not have sufficient cash to repurchase the notes at the option of the holder upon a fundamental change or to pay the cash payable upon conversion, which may increase your credit risk.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates. We will not be required to make an offer to purchase the notes upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to purchase the notes upon a fundamental change and such third party purchases all notes validly tendered and not withdrawn upon such offer.
Consolidation, merger and sale of assets
     The indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not the Company) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such entity (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes, the indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture.
     Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.
Subordination of the notes
     The payment of the principal of, and the cash portion of the conversion obligation and any interest amount on, the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness of the Company. The notes will rank pari passu in right of payment to all of our other senior subordinated indebtedness of the Company and senior in right of payment to all of our subordinated indebtedness of the Company.
     If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the holders of the notes. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.
     We may not make any payment on the notes or purchase or otherwise acquire the notes if:
•	a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

•	any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the persons permitted to give such notice under the indenture (which will include the agent under our senior secured revolving credit facility on behalf of the lenders thereunder).
     We are required to resume payments on the notes:
•	in case of a payment default of designated senior indebtedness, upon the date on which such default is cured or waived or ceases to exist, and

•	in case of a nonpayment default of designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.
     No new period of payment blockage may be commenced for a default unless:
•	365 days have elapsed since our receipt of the prior payment blockage notice, and

•	all scheduled payments on the notes that have come due have been paid in full in cash.
     No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.
     As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.
     If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.
     The Company is a holding company, and substantially all of our consolidated operations are, and in the future may continue to be, conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.
     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual or statutory restrictions.
     Substantially all of our assets are held by our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.
     At September 30, 2006, we and our subsidiaries had $123.2 million of long-term debt on a consolidated basis which would rank senior to the notes. Of this amount, $122.6 million related to borrowings under our $167.0 million senior secured revolving credit facility. This facility is guaranteed by each of our domestic subsidiaries and is secured by substantially all of our assets, including a pledge of 100% of the outstanding shares of stock of our domestic subsidiaries and 65% of the outstanding shares of stock of our foreign subsidiaries.
     The remaining amount of our consolidated long-term debt consists a note, with a balance of $600,000 at September 30, 2006, payable in annual installments of $200,000 and maturing on May 1, 2009.
     Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.
     We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the holders of the notes.
     “Designated senior indebtedness” means the indebtedness under our existing senior secured revolving credit facility and any other senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is ''designated senior indebtedness’’ for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).
     “Indebtedness” means:
(1)	all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of the Company or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2)	all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3)	all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4)	all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an greed upon residual value of the leased property to the lessor;

(5)	all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(6)	all of our direct or indirect guaranties or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

(7)	any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).
     “Senior indebtedness” means the principal of, and premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of the Company, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:
(1)	indebtedness that expressly provides that such indebtedness (a) shall not be senior in right of payment to the notes, (b) shall be equal or junior in right of payment to the notes or (c) shall be junior in right of payment to any of our other indebtedness;

(2)	any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary; and

(3)	indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business.
     “Senior subordinated indebtedness” means, with respect to us, the notes and any other indebtedness of ours that specifically provides that such indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any indebtedness or other obligations of ours that is not senior indebtedness.
     “Subordinated indebtedness” means, with respect to us, any indebtedness of ours that specifically provides that such indebtedness is subordinated to the notes.
     We will not incur, directly or indirectly, or otherwise become liable for any indebtedness which is subordinated or junior in right of payment to any senior indebtedness unless such indebtedness is senior subordinated indebtedness or is subordinated indebtedness. This covenant will not limit our ability to incur unsecured senior indebtedness.
Events of default
     Each of the following is an event of default under the indenture:
(1)	default in any payment of interest, including any additional interest (as required by the registration rights agreement described in “Registration rights”) on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity or upon required repurchase upon a fundamental change;

(3)	failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of ten days;

(4)	failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion upon specified corporate transactions,” in each case within 3 days of the date that such notice is due;

(5)	failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture;

(6)	a failure to pay when due at maturity or a default by the Company or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument which results in the acceleration of maturity of any indebtedness for money borrowed in excess of $15 million in the aggregate of the Company and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created (but excluding intercompany indebtedness), unless such failure is cured or such acceleration is rescinded, stayed or annulled within 10 days after written notice of default is given to the Company by the trustee or the holders of at least 25% in principal amount of the notes then outstanding;

(7)	certain events of bankruptcy, insolvency, or reorganization of the Company or designated subsidiaries (the “bankruptcy provisions”); and

(8)	a final judgment for the payment (not covered by insurance) of $25 million or more rendered against the Company or any subsidiary, which judgment is not discharged, bonded off or stayed within 90 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.
     A “designated subsidiary” means any existing or future, direct or indirect, subsidiary of ours whose assets constitute 15% or more of our total assets on a consolidated basis.
     If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a designated subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest will be due and payable immediately.
     The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.
     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:
(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.
     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.
     The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
     The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.
     A default under the notes may give rise to a cross-default under our existing or future borrowing arrangements.
Modification and amendment
     Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:
(1)	reduce the percentage in aggregate principal amount of notes whose holders must consent to an amendment or waiver;

(2)	reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any notes;

(5)	reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in money other than that stated in the note;

(7)	impair the right of any holder to receive payment of principal and interest, including additional interest, on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.
     Without the consent of any holder, the Company and the trustee may amend the indenture (including the terms and conditions of the notes) to:
(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the indenture;

(3)	provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)	add guarantees with respect to the notes;

(5)	secure the notes;

(6)	add to the covenants or events of default of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(7)	make any change that does not materially adversely affect the rights of any holder;

(8)	comply with any requirement of the Commission in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;

(9)	conform the indenture and the form or terms of the notes to the “Description of notes” as set forth in this prospectus; or

(10)	provide for conversion rights of holders of notes if any reclassification or change of our common stock or any fundamental change occurs.
     The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.
Discharge
     We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.
Calculations in respect of notes
     Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.
Trustee
     U.S. Bank National Association is the trustee, registrar, paying agent and conversion agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.
     We maintain banking relationships in the ordinary course of business with the trustee and its affiliates and the trustees and its affiliates may from time to time in the future provide banking and other services to us.
Reports to trustee
     We will file with the trustee copies of our annual report to shareholders and the information, documents and other reports which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, within 15 days from the date we actually file or furnish such information, documents or reports with the SEC.
Governing law
     The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Registration rights
     We and the initial purchasers entered into a registration rights agreement concurrently with the issuance of the notes. Pursuant to the registration rights agreement, we have filed a shelf registration statement of which this prospectus is a part and have agreed, subject to certain rights to suspend use of the shelf registration statement, to use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earliest of:
(1)	the second anniversary of the date of the original issuance of the notes;

(2)	such time as all of the notes and the common stock issuable on the conversion thereof cease to be outstanding; and

(3)	such time as all of the notes and the common stock issuable on the conversion thereof:
•	have either been sold or otherwise transferred pursuant to an effective registration statement or sold pursuant to Rule 144 under circumstances in which any legend borne by the notes or common stock relating to restrictions on transferability thereof is removed; or

•	are eligible to be sold pursuant to Rule 144(k) or any successor provision (assuming such notes are not then owned, and were not previously owned, by an affiliate of ours).
     We are permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in certain circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.
     We have agreed to pay predetermined additional interest as described herein, which we refer to as additional interest, to holders of the notes, other than holders of the notes described in clause (3) above, if we fail to maintain the shelf registration statement as described above (other than a registration default relating to a failure applicable to any effective registration statement with respect to shares of common stock) or if the prospectus is unavailable for periods in excess of those permitted above. Because any purchaser of the notes offered by this prospectus will have acquired the notes pursuant to an effective registration statement, any such purchaser will not be entitled to any additional interest in the event of any registration default.
     The additional interest, if any, is payable at the same time and in the same manner and to the same persons as ordinary interest. The additional interest will accrue until the registration default is cured at a rate per year equal to 0.25% for the first 90 days after the occurrence of the event and 0.5% after the first 90 days of the outstanding principal amount thereof. However, no additional interest will accrue following the end of the period during which we are required to use commercially reasonable efforts to keep the shelf registration statement effective. In addition, no additional interest will be payable in respect of shares of common stock into which the notes have been converted.
     We have agreed to pay all expenses of the shelf registration statement, provide to each registered holder named as a selling securityholder copies of the related prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions that are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.
Book-entry, settlement and clearance
The global notes
     The notes were initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
     Ownership of beneficial interests in a global note are limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note.
     Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.
Book-entry procedures for the global notes
     All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.
     DTC has advised us that it is
•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.
     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
     So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:
•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.
     As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
     Payments of principal, and interest (including any additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
     Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
     Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
Certificated notes
     Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:
•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures (DTC has advised that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global notes at the request of each DTC participant); or

•	an event of default in respect of the notes has occurred and is continuing, and the trustee has received a request from DTC.
     In addition, beneficial interests in a global note may be exchanged for certificated notes upon request of a DTC participant by written notice given to the trustee by or on behalf of DTC in accordance with customary procedures of DTC.

DESCRIPTION OF OUR CAPITAL STOCK
     In the event of conversion of the notes and delivery of any shares of our common stock in connection therewith, your rights as our shareholders will be governed by South Carolina law and our articles of incorporation and bylaws. The following summarizes the material terms of the capital stock but does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of South Carolina law and the articles of incorporation and bylaws, which are included as exhibits to our Registration Statement on Form S-8 (Registration No. 333-107426) filed on July 29, 2003 and our Current Report on Form 8-K filed on March 29, 2006, respectively.
Common stock
Authorized shares
     We are authorized to issue up to 95 million shares of common stock, no par value.
Voting and other rights
     Subject to the rights of any holders of any class of preferred stock outstanding, holders of our common stock will be entitled to one vote per share, and, in general, routine matters are approved if more shares are voted in favor of the matter than are voted in opposition to the matter. Directors are to be elected by a plurality of the votes cast, and our shareholders do not have the right to cumulate their votes in the election of directors.
No preemptive or conversion rights
     Our common stock will not entitle its holders to any preemptive rights, subscription rights or conversion rights.
Assets upon dissolution
     In the event of liquidation, holders of common stock would be entitled to receive proportionately any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any of our preferred stock then outstanding.
Distributions
     Subject to the rights of holders of any class of preferred stock outstanding, holders of our common stock will be entitled to receive the dividends or distributions that the board of directors may declare out of funds legally available for these payments. Our payment of distributions will be subject to the restrictions of South Carolina law applicable to the declaration of distributions by a corporation. Under South Carolina law, a corporation may not make a distribution if as a result of the distribution the company would not be able to pay its debts as they come due in the ordinary course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy any preferential rights preferred shareholders would have if the corporation were to be dissolved at the time of the distribution.
Antitakeover provisions
     Our articles of incorporation and South Carolina law contain various provisions that may discourage or delay attempts to gain control of us. The articles of incorporation and South Carolina law include provisions that:
•	require the affirmative vote of holders of two-thirds of our outstanding shares of voting stock to approve a merger or consolidation of World with another corporation; and

•	authorize our board of directors to issue preferred stock in one or more series, without shareholder approval.

     South Carolina has two takeover-related statutes applicable to publicly held corporations organized under the laws of South Carolina. Article 1 of Chapter 2 of Title 35 of the Code of Laws of South Carolina precludes an acquiror of the shares of a South Carolina public corporation who crosses one of three voting thresholds, 20%, 33 1/3% or 50%, from obtaining voting control of the shares unless a majority in interest of the disinterested shareholders of the corporation votes to grant voting power to the shares. Article 2 of Chapter 2 of Title 35 of the Code of Laws of South Carolina restricts business combination transactions involving a South Carolina public corporation and a beneficial owner of 10% or more of its voting stock. Neither of these statutes applies to us because, as permitted by these statutes, we have elected not to be covered by them and have included a provision in our articles of incorporation reflecting that election.
Super-majority voting requirements
     In addition to the provisions described above requiring a the affirmative vote of holders of two-thirds of our outstanding shares of voting stock to approve a merger or consolidation of World with another corporation, provisions of our articles of incorporation and South Carolina law require the affirmative vote of holders of two-thirds of our outstanding shares of voting stock to approve:
•	the sale, lease, exchange or other disposition of all or substantially all of our assets;

•	the issuance of securities in an exchange for the securities, or acquisition of the assets, of another person;

•	any amendment to our articles of incorporation; and

•	the dissolution of World.
Preferred stock
     We are authorized to issue up to 5 million shares of preferred stock, no par value. Our board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other series terms. Our ability to issue an indeterminate number of shares of preferred stock with such rights, privileges and preferences as our board of directors may fix may have the effect of delaying or preventing a takeover or other change in control of World.
     As of September 30, 2006, we had no shares of preferred stock outstanding.
Transfer agent
     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
     This disclosure is limited to the federal tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the federal tax treatment of the notes. This tax disclosure was written in connection with the promotion or marketing by us of the notes, and it cannot be used by any holder for the purpose of avoiding penalties that may be asserted against the holder under the Internal Revenue Code. Holders should seek their own advice based on their particular circumstances from an independent tax advisor.
     The following are the material United States federal income tax consequences of ownership and disposition of the notes and of our common stock. This discussion applies only to notes and common stock that meet both of the following conditions:
•	in the case of notes, they are purchased by initial holders at the “issue price,” which is the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money; and

•	they are held as capital assets.
     This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:
•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge or integrated transaction;

•	United States Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.
     This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors about the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Tax consequences to United States Holders
     As used herein, the term “United States Holder” means a beneficial owner of a note or our common stock that is, for U.S. federal income tax purposes:
•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.
     The term “United States Holder” also includes certain former citizens and residents of the United States.

Payments of interest
     It is expected that the notes will be issued without original issue discount for federal income tax purposes. Accordingly, interest paid on a note will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for federal income tax purposes. If, however, the note’s “stated redemption price at maturity” (generally, the sum of all payments required under the note other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a United States Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.
Additional interest
     We may be required to pay additional interest if we fail to comply with certain obligations under the registration rights agreement. See “Description of notes—Registration rights.” We believe that the possibility of payments of additional interest is remote and, accordingly, intend to treat the notes as debt instruments that are not contingent payment debt instruments under the applicable Treasury regulations. Our determination in this regard is binding on a United States Holder unless such holder discloses a contrary position to the Internal Revenue Service (“IRS”). This position, however, is not binding on the IRS. If the IRS takes a contrary position from that described above, then a United States Holder may be required to accrue interest income based upon a “comparable yield,” regardless of the holder’s method of accounting. Such yield would be higher than the stated coupon on the notes. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the notes (including any gain realized on the conversion of a note) would generally be recharacterized as ordinary income. In addition, conversion into common stock and cash would be a fully taxable event. United States Holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. If we become obligated to pay additional interest, we intend to take the position that such amounts would be treated as ordinary interest income and taxed as described under "—Payments of interest” above.
Sale, exchange or retirement of notes
     Upon the sale, exchange or retirement of a note (other than a conversion into common stock and cash), a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under "—Payments of interest” above.
     Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. If you are a non-corporate United States Holder, long-term capital gains will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.
Conversion of notes into cash
     If a United States Holder converts a note and we deliver solely cash, the holder will recognize gain or loss in the same manner as if such holder had disposed of the note in a taxable disposition as described under “—Sale, exchange or retirement of the notes” above.
Conversion of Notes into common stock and cash
     If a United States Holder converts a note and we deliver a combination of our common stock and cash, we intend to take the position (and the following discussion assumes) that the conversion will be treated as a recapitalization for U.S. federal income tax purposes, although the tax treatment is uncertain.

     Assuming such treatment, a United States Holder will recognize gain, but not loss, equal to the excess of the sum of the fair market value of our common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such as described under “—Payments of interest” above) over such holder’s adjusted tax basis in the note, but in no event will the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).
     In such circumstances, a United States Holder’s tax basis in our common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). The receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the United States Holder’s tax basis in the fractional share), and the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest as described under “—Payments of interest” above.
     A United States Holder’s holding period for our common stock received upon conversion will include the period during which such holder held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after conversion.
     If the conversion were not treated as a recapitalization, the cash payment received on conversion would be treated as proceeds from a sale of a portion of the note, and taxed in the manner described under “—Sale, exchange or retirement of the notes” above. In such case, the holder’s basis in the note would be allocated pro rata between the common stock and cash received, in accordance with their fair market value.
Constructive dividends
     If we were to make a distribution of property to stockholders (for example, distributions of cash, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for our common stock) and the conversion rate of the notes were increased pursuant to the anti-dilution provisions of the indenture, such increase would be deemed to be a distribution to the United States Holders. In addition, any other increase in the conversion rate of the notes may, depending on the circumstances, be deemed to be a distribution to the United States Holders. An increase in the conversion rate upon certain fundamental changes would be treated as a distribution to United States Holders. Any deemed distribution will generally be taxed in the same manner as an actual distribution. It is unclear, however, whether a constructive dividend would be eligible for the reduced rates of U.S. federal income tax applicable to certain dividends received by noncorporate United States Holders and whether a corporate United States Holder would be entitled to claim the dividends-received deduction with respect to a constructive dividend.
Taxation of distributions on common stock
     We do not anticipate paying any dividends on our common stock for the foreseeable future. If we make a distribution with respect to our common stock, however, any distributions paid on common stock, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits. United States Holders should consult their own tax advisors regarding their qualification for dividends-received deductions or lower tax rates on dividends.
Sale or other disposition of common stock
     Gain or loss a United States Holder realizes on the sale or other disposition of common stock will be capital gain or loss, and will be long-term capital gain or loss if the holder held the common stock for more than one year. The amount of the holder’s gain or loss will be equal to the difference between the United States Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting
     Information returns will be filed with the IRS in connection with payments on the notes, dividends on our common stock and the proceeds from a sale or other disposition of the notes or our common stock. A United States Holder will be subject to U.S. backup withholding tax on these payments if the holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.
Tax consequences to Non-United States Holders
     As used herein, the term “Non-United States Holder” means a beneficial owner of a note or our common stock that is, for U.S. federal income tax purposes:
•	an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.
     “Non-United States Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the notes or common stock.
Payments on notes
     Subject to the discussion below concerning backup withholding payments of principal, interest (including original issue discount, if any) and premium on the notes by World or any paying agent to any Non-United States Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest:
•	the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of World entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to World through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.
Certification requirements
     Interest on a note will not be exempt from withholding tax unless the beneficial owner of the note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.
     If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a United States Holder (see “—Tax consequences to United States Holders” above), subject to an applicable income tax treaty providing otherwise, except that the holder will be required to provide a properly executed IRS Form W-8ECI to claim an exemption from withholding tax. These holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, exchange, conversion or other disposition of notes or shares of common stock
     Subject to the discussion below concerning backup withholding, a Non-United States Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of notes or common stock (including upon conversion of the notes), unless:
•	the gain is effectively connected with a trade or business of the Non-United States Holder in the United States, subject to an applicable income tax treaty providing otherwise, or

•	World is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-United States Holder’s holding period, whichever period is shorter.
     We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. If we are, have been or become a U.S. real property holding corporation and our common stock is and continues to be regularly traded on an established securities market, a Non-United States Holder will generally not be subject to U.S. federal income tax or withholding tax upon the sale, exchange, conversion, repurchase or other disposition of the notes or our common stock provided that it does not actually or constructively hold (at any time during the shorter of the five year period preceding the date of disposition or the Non-United States Holder’s holding period) more than five percent of our common stock, including any common stock that may be received upon conversion of the notes and that on the date of acquisition of the notes, such Non-United States Holder does not own notes with a fair market value of more than five percent of the fair market value of our common stock. Gain that is effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States will be subject to regular U.S. income tax as if the Non-United States Holder were a U.S. resident. The Non-United States Holder may also be subject to a branch profits tax as stated above in “—Certification requirements.”
Dividends
     Any dividends (including deemed dividends on the notes described above under “—Tax consequences to United States Holders—Constructive dividends”) paid to a Non-United States Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. To obtain a reduced rate of withholding, a Non-United States Holder will be required to provide an IRS Form W-8BEN certifying its entitlement to benefits under a treaty.
     The withholding tax does not apply to dividends paid to a Non-United States Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-United States Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional branch profits tax as discussed above in “—Certification requirements.”
Backup withholding and information reporting
     Information returns will be filed with the IRS in connection with payments on the notes and on the common stock. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or common stock and the Non-United States Holder may be subject to U.S. backup withholding tax on payments on the notes and on the common stock or on the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION
     The securities to be offered and sold using this prospectus are being registered to permit secondary public trading of the securities by the selling security holders. We will not receive any of the proceeds from the sale by the selling security holders of the securities. The aggregate proceeds to the selling security holders from the sale of the notes will be the purchase price of the notes or common stock less any discounts, concessions or commissions. A selling security holder reserves the right to accept and, together with its agents, to reject, any proposed purchases of notes or common stock to be made directly or through agents.
     The notes and the common stock issuable upon conversion of the notes may be sold from time to time to purchasers directly by the selling security holders and their successors, which includes their transferees, pledges or donees and their successors, or, alternatively, through underwriters, broker-dealers or agents. If the notes or common stock issuable upon conversion of the notes are sold through underwriters, broker-dealers or agents, the selling security holders will be responsible for any discounts, concessions or commissions. These discounts, concessions or commissions may be greater than those customary in the types of transactions involved.
     The notes and the common stock issuable upon conversion of the notes may be sold or otherwise distributed in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales or other distributions may be completed in transactions (which may involve block or cross transactions):
•	on any national securities exchange or quotation service on which the notes or the common stock issuable upon conversion of the notes are listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	through the writing of options (including the issuance by the selling security holders of derivative securities);

•	through the settlement of short sales;

•	pursuant to Rule 144;

•	in a combination of any such methods of sale; or

•	in any other method permitted pursuant to applicable law.
In connection with sales of the notes and the common stock issuable upon conversion of the notes, the selling security holders may:
•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume;

•	sell the securities short;

•	loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell the securities;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery by the selling security holders of notes or the common stock issuable upon conversion of the notes, which the broker-dealer or other financial institution may resell pursuant to this prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.
     The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the common stock issuable upon conversion of the notes may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the notes and the common stock issuable upon conversion of the notes by selling security holders and any discounts, concessions or commissions received by any such broker-dealers or agents may be deemed to be “underwriting discounts” within the meaning of the Securities Act. Selling security holders who are deemed to be underwriters might be subject to certain statutory liabilities under the Securities Act and the Securities Exchange Act. In addition, underwriters will be subject to prospectus delivery requirements of the Securities Act. Selling security holder Jeffries & Company, Inc. has identified itself as a registered broker-dealer. Accordingly, it is deemed to be, under the interpretations of the SEC, an “underwriter” within the meaning of the Securities Act. For details about the amount of notes and number of shares of common stock beneficially owned and being offered by these selling security holders, see the table under “Selling Security Holders” beginning on page 19.
     We estimate that our share of the total expenses of this offering will be approximately $100,000.
     Some of the selling security holders own shares of our common stock. For information about these holdings, see the table under “Selling Security Holders” above. In addition, we believe affiliates of some selling security holders may own shares of our common stock.
     One of the selling security holders, Jeffries & Company, Inc. was an initial purchaser of $18,332,000 of the notes at an aggregate discount of $549,960. Jeffries & Company, Inc. has advised us that it acquired the notes to be sold pursuant to this prospectus, or shares of common stock issued upon conversion of those notes, in secondary transactions following the completion of the initial distribution of the notes. In addition, the initial purchasers and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc. is the co-agent under our senior secured revolving credit facility. Harris N.A., an affiliate of BMO Capital Markets Corp., is the agent under our senior secured revolving credit facility.
     We have entered into a convertible note hedge transaction with JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities Inc. We have also entered into a warrant transaction with JPMorgan Chase Bank, National Association. The convertible note hedge transaction is expected to reduce the potential dilution upon conversion of the notes.
     In connection with hedging these transactions, JPMorgan Chase Bank, National Association, or its affiliates:
•	expects to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes; and

•	may enter into or may unwind various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (including during any observation period related to a conversion of the notes).
     These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the notes.
     In addition, JPMorgan Chase Bank, National Association, or its affiliates may unwind various derivatives and/or sell our common stock in secondary market transactions prior to maturity of the notes (and are likely to do so during any observation period related to a conversion of notes) which could adversely impact the price of our common stock.
     For a discussion of the impact of any market or other activity by JPMorgan Chase Bank, National Association or its affiliates in connection with these convertible note hedge and warrant transactions, see “Risk factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”
LEGAL MATTERS
     Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, will pass upon certain legal matters in connection with the offering of the notes and shares of common stock issued upon conversion of the notes. As of November 30, 2006, lawyers at Robinson, Bradshaw & Hinson, P.A. working on this offering held no notes and no shares of our common stock.
EXPERTS
     The consolidated financial statements of World Acceptance Corporation and subsidiaries as of March 31, 2006 and 2005, and for each of the years in the three-year period ended March 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form S-3 with the SEC to register the shares of the our common stock that we will issue to you if you convert your notes. This prospectus forms a part of that registration statement. The registration statement and the related exhibits contain additional relevant information. As allowed by SEC rules, this prospectus does not contain all the information contained in the registration statement or in those exhibits.
     We are subject to the informational requirements of the Securities Exchange Act, and, in accordance with these requirements, we file reports, proxy statements and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices. You may obtain information on the operation of the public reference rooms by calling 1-800-SEC-0330.
     The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants, like us, that file electronically with the SEC. The address of that website is: http://www.sec.gov. You can also obtain access to our reports and proxy statements, free of charge, on our website at www.worldacceptance.com as soon as reasonably practicable after such filings are electronically filed with the SEC.
     The SEC allows us to “incorporate by reference” into this prospectus information from other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. We are incorporating by reference the information contained in the following SEC filings:
•	Our Annual Report on Form 10—K for the fiscal year ended March 31, 2006;

•	Our Quarterly Reports on Form 10-Q for the periods ended June 30, 2006 and September 30, 2006; and

•	Our Current Reports on Form 8—K filed on October 4, 10 and 12, 2006.

     We are also incorporating by reference additional documents that we subsequently file with the SEC prior to the termination of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. In addition, we are also incorporating by reference description of the our common stock, no par value, contained in the our registration statement on Form 8-A filed October 18, 1991, including any amendment or report filed for the purpose of updating that description, including amendments filed after the date of this prospectus.
     You can request a free copy of any or all of these documents, other than the exhibits (unless those exhibits are specifically incorporated by reference into these documents), by writing to or calling the following address or telephone number:
Judson K. Chapin, III
Secretary
World Acceptance Corporation
108 Frederick Street
Greenville, South Carolina 29607
(864) 298-9800
     You should rely only on the information contained or incorporated by reference in this prospectus before deciding to purchase the notes or shares of common stock being offered by this prospectus. We have not authorized anyone to provide you with information that is different from or in addition to what is contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where it is unlawful to offer to convert or sell or to ask for offers to convert or buy the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct those activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

3.00% Convertible Senior Subordinated Notes Due 2011
Common Stock Issued Upon Conversion

PROSPECTUS

December 18, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.     Other Expenses of Issuance and Distribution.
     The following table sets forth the various expenses in connection with the distribution of the securities being registered. We will pay all of these expenses. All amounts shown are estimates except for the filing fee.

SEC registration fee	$11,770
Legal fees and expenses	30,000
Accounting fees and expenses	30,000
Printing, EDGAR formatting and mailing expenses	25,000
Miscellaneous	3,230

Total	$100,000
Item 15.     Indemnification of Directors and Officers.
     Section 33-2-102(e) of the South Carolina Business Corporation Act of 1988 (the “Business Corporation Act”) enables a corporation that has a class of voting shares registered pursuant to Section 12 of the Securities Exchange Act of 1934 to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 33-8-330 of the Business Corporation Act (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. The Company’s articles of incorporation contain provisions limiting the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.
     Sections 33-8-500 to 33-8-580 of the Business Corporation Act provide that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings had no reasonable cause to believe that the challenged conduct was unlawful. A South Carolina corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.
     The Company’s articles of incorporation provide for indemnification of directors and officers of the Company to the fullest extent permitted by the Business Corporation Act.

     Section 33-8-570 of the Business Corporation Act authorizes the Company to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company. The Company has obtained policies insuring its directors and officers and directors and officers of its subsidiary companies, and the Company and its subsidiary companies to the extent they may be required or permitted to indemnify such officers or directors, against certain liabilities arising from acts or omissions in the discharge of their duties that they shall become legally obligated to pay.
Item 16.     Exhibits.
     The following is a list of exhibits included in this registration statement. The registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request. Items marked with an asterisk are filed herewith.
3.1	Second Amended and Restated Articles of Incorporation of World Acceptance Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-8 filed by World Acceptance Corporation (File No. 333-107426))

3.2	Second Amended and Restated Bylaws of World Acceptance Corporation (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K filed by World Acceptance Corporation on March 29, 2006 (File No. 0-19599))

4.1	Form of certificate representing shares of common stock, no par value, of World Acceptance Corporation (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-1 of World Acceptance Corporation (File No. 33-42879))

4.2	Form of 3.00% Convertible Senior Subordinated Note due 2011 of World Acceptance Corporation (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by World Acceptance Corporation on October 12, 2006 (File No. 0-19599))

4.3	Indenture dated October 10, 2006 between World Acceptance Corporation and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by World Acceptance Corporation on October 12, 2006 (File No. 0-19599))

4.4	Registration Rights Agreement dated October 10, 2006 between World Acceptance Corporation and J.P. Morgan Securities Inc, as Representative of the Initial Purchasers (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by World Acceptance Corporation on October 12, 2006 (File No. 0-19599))

5*	Opinion of Robinson, Bradshaw & Hinson, P.A.

12*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in Exhibit 5)

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1*	Power of Attorney of A. Alexander McLean, III

24.2*	Power of Attorney of Ken R. Bramlett, Jr.

24.3*	Power of Attorney of James R. Gilreath

24.4*	Power of Attorney of William S. Hummers, III

24.5*	Power of Attorney of Charles D. Walters

24.6*	Power of Attorney of Charles D. Way

25.1*	Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939, as amended, on form T-1
* Items marked with an asterisk are filed herewith.

Item 17.     Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus, filed pursuant to Rule 424(b) under the Securities Act of 1933, that is part of this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:
     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering pursuant to Rule 415(a)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, South Carolina on this 18th day of December, 2006.

WORLD ACCEPTANCE CORPORATION

By:	/s/ A. Alexander McLean, III

A. Alexander McLean, III Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ A. Alexander McLean, III A. Alexander McLean, III	Chief Executive Officer and Director (Principal Executive Officer)	December 18, 2006
/s/ Kelly Malson Snape Kelly Malson Snape	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer	December 18, 2006
/s/ Charles D. Walters* Charles D. Walters	Chairman of the Board and Director	December 18, 2006
/s/ Ken R. Bramlett, Jr.* Ken R. Bramlett, Jr.	Director	December 18, 2006
/s/ James R. Gilreath* James R. Gilreath *	Director	December 18, 2006
/s/ William S. Hummers, III* William S. Hummers, III	Director	December 18, 2006
/s/ Charles D. Way* Charles D. Way	Director	December 18, 2006

* By:	/s/ Judson K. Chapin, III

(Judson K. Chapin, III, Attorney-in-Fact)

EXHIBIT INDEX
3.1	Second Amended and Restated Articles of Incorporation of World Acceptance Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-8 filed by World Acceptance Corporation (File No. 333-107426))

3.2	Second Amended and Restated Bylaws of World Acceptance Corporation (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K filed by World Acceptance Corporation on March 29, 2006 (File No. 0-19599))

4.1	Form of certificate representing shares of common stock, no par value, of World Acceptance Corporation (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-1 of World Acceptance Corporation (File No. 33-42879))

4.2	Form of 3.00% Convertible Senior Subordinated Note due 2011 of World Acceptance Corporation (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by World Acceptance Corporation on October 12, 2006 (File No. 0-19599))

4.3	Indenture dated October 10, 2006 between World Acceptance Corporation and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by World Acceptance Corporation on October 12, 2006 (File No. 0-19599))

4.4	Registration Rights Agreement dated October 10, 2006 between World Acceptance Corporation and J.P. Morgan Securities Inc, as Representative of the Initial Purchasers (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by World Acceptance Corporation on October 12, 2006 (File No. 0-19599))

5*	Opinion of Robinson, Bradshaw & Hinson, P.A.

12*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in Exhibit 5)

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1*	Power of Attorney of A. Alexander McLean, III

24.2*	Power of Attorney of Ken R. Bramlett, Jr.

24.3*	Power of Attorney of James R. Gilreath

24.4*	Power of Attorney of William S. Hummers, III

24.5*	Power of Attorney of Charles D. Walters

24.6*	Power of Attorney of Charles D. Way

25.1*	Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939, as amended, on form T-1
* Items marked with an asterisk are filed herewith.